As filed with the Securities and Exchange Commission on December 22, 2023

Registration No. 333-267080

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1 to Form S-3

Registration Statement No. 333-267080

UNDER

THE SECURITIES ACT OF 1933

LiveVox Holdings, Inc.

(Exact name of Registrant as specified in its charter)

Delaware	82-3447941
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

655 Montgomery Street, Suite 1000

San Francisco, CA 94111

Tel: 415-671-6000

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

John DiLullo

Chief Executive Officer

655 Montgomery Street, Suite 1000

San Francisco, CA 94111

Tel: 415-671-6000

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)

Copies to:

Monica J. Shilling, P.C.

H. Thomas Felix

Kirkland & Ellis LLP

2049 Century Park East, Suite 3700

Los Angeles, CA 90067

+1 (310) 552-4200

Approximate date of commencement of proposed sale to the public: Not applicable

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒	Smaller reporting company ☒ Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment (this “Post-Effective Amendment”) relates to the Registration Statement on Form S-3 (File No. 333-267080) (the “Registration Statement”), originally filed by LiveVox Holdings, Inc., a Delaware corporation (the “Company”), with the U.S. Securities and Exchange Commission (the “Commission”) on August 26, 2022, registering the issuance by the Company and resale by a selling stockholder of up to 2,425,000 shares of Class A common stock, $0.0001 par value per share of the Company (the “Common Stock”).

On October 3, 2023, the Company, entered into an Agreement and Plan of Merger (the “Merger Agreement”) with inContact, Inc., a Delaware corporation (“Parent”), Laser Bridge Merger Sub Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Subsidiary”), and NICE Ltd., a company organized under the laws of the State of Israel (“NICE”), providing that, among other things, Merger Subsidiary will be merged with and into the Company, with the Company surviving as a wholly owned subsidiary of Parent (the “Merger”).

On December 22, 2023, the Merger became effective as a result of the filing of a Certificate of Merger with the Secretary of State of the State of Delaware (the “Effective Date”).

As a result of the consummation of the transactions in connection with the Merger, the Company has terminated all offerings of its securities pursuant to its existing registration statements, including the Registration Statement. Effective upon filing hereof, the Company hereby removes from registration all shares of Common Stock registered under the Registration Statement that remain unsold as of the Effective Date.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendments to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Francisco, State of California, on this 22nd day of December, 2023.

LIVEVOX HOLDINGS, INC.

By:	/s/ Aaron Ross
Name:	Aaron Ross
Title:	Chief Legal Officer

No other person is required to sign these Post-Effective Amendments in reliance upon Rule 478 under the Securities Act of 1933, as amended.